Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No: 333-166225

April 26, 2010

Sidhu to bring rebranded bank to Berks*

Reading Eagle

Former Sovereign Bancorp executives Jay S. Sidhu and Richard A. Ehst are returning to Berks County with a branch and executive offices in Wyomissing for their newly rebranded bank to be called Customers First Bank.

Sidhu, chairman and chief executive at New Century Bank, Phoenixville, announced Monday that New Century will be changed to Customers First. The branch and executive offices will be open in Wyomissing in about 90 days. Ehst is the president of the bank.

Sidhu, in an interview Monday, said that the bank’s focus will be on appointment banking, 12 hours a day, seven days a week, regardless of the customer’s income level.

The Wyomissing branch and the executive offices will be in the building that formerly housed News and Chews, 1001 Penn Ave.

That branch will be joined with the opening of three other new Customers First branches, Hamilton, N.J.; Doylestown, Bucks County; and Newtown Square, Delaware County.

New Century has five branches, including its current headquarters in Phoenixville, bringing the total to nine.

Customers 1st Bank SM is the trade name and service mark of New Century Bank (the “Bank”).  The Bank has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission ("SEC") which includes a prospectus for the offer and sale of securities of Customers 1st Bancorp, Inc. ("Customers 1st") to shareholders of the Bank in connection with a proposed reorganization of the Bank to a bank holding company structure (the "proposed transaction"), as well as a proxy statement of the Bank for the solicitation of proxies from the Bank's shareholders for use at the Bank's 2010 annual meeting.  The combined prospectus and proxy statement, together with other documents filed by Customers 1st with the SEC, will contain important information about Customers 1st, the Bank and the proposed transaction.  We urge investors and Bank shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.  Bank shareholders in particular should read the combined prospectus and proxy statement carefully before making a decision concerning the proposed transaction. Investors and shareholders may obtain a free copy of the combined prospectus and proxy statement at the SEC's website at http://www.sec.gov.  Copies of the combined prospectus and proxy statement can also be obtained free of charge by directing a request to New Century Bank, Corporate Secretary, 99 Bridge Street, Phoenixville, PA 19460, or calling (484) 923-2164.

Customers 1st, the Bank, and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders in connection with the proposed transaction.  Information concerning the interests of directors and executive officers is set forth in the combined prospectus and proxy statement relating to the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.

In addition to historical information, this information may contain "forward-looking statements" which are made in good faith by the Bank, pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to the Bank’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," " expect," "anticipate," "estimate," " intend," "plan," or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond the Bank’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Bank’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  The Bank cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on the Bank and any such forward-looking statement.  The Bank does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of the Bank.

The proposed branches mentioned herein are subject to applicable regulatory approvals.  Actual branch openings and timing of such openings will also depend on satisfaction of a variety of other contingencies, including signing of appropriate agreements, completion of any construction work, compliance with any local regulatory matters, and satisfactory staffing arrangements.

*First Published by the Reading Eagle on April 26, 2010 at http://readingeagle.com/article.aspx?id=215499